Exhibit 99.1

NEWS RELEASE

TO BUSINESS EDITOR:

PEOPLES FINANCIAL SERVICES CORP.

Reports Unaudited Third Quarter and Year to Date 2026 Earnings

Moosic, PA, October 30, 2026/BUSINESSWIRE/ – Peoples Financial Services Corp. (“Peoples” or the “Company”) (NASDAQ: PFIS), the bank holding company for Peoples Security Bank and Trust Company (the “Bank”), today reported unaudited financial results at and for the three and nine months ended September 30, 2026.

Peoples reported net income of $19.1 million, or $1.90 per diluted share for the three months ended September 30, 2026, an increase of $3.9 million compared to net income of $15.2 million, or $1.51 per diluted share for the three months ended September 30, 2025. Net income for the nine months ended September 30, 2026 totaled $48.7 million, or $4.85 per diluted share, an increase of $1.5 million, compared to $47.2 million, or $4.69 per diluted share for the same nine months of 2025. Return on average assets (“ROAA”) and return on average equity (“ROAE”) on an annualized basis for the three months ended September 30, 2026, were 1.41% and 14.07%, respectively, compared to 1.19% and 12.02%, respectively, for the three months ended September 30, 2025. For the nine months ended September 30, 2026, annualized ROAA and ROAE were 1.23% and 12.16%, respectively, compared to 1.25% and 12.86%, respectively, for the nine months ended September 30, 2025. The increase in net income for both the three- and nine-month periods was primarily attributable to higher net interest income and non-interest income, partially offset by increases in non-interest expense. For the three-month period ending September 30, 2026, there was a benefit of credit losses whereas the nine-month period recognized a provision of credit losses that partially offset the increase in net income for the year-to-date period.

“We are pleased with our strong third-quarter performance, highlighted by meaningful growth in net income and improved returns on both assets and equity. Higher net interest income and non-interest income reflect the strength of our core business, the dedication of our team, and our disciplined execution” commented Gerard A. Champi, President & CEO. “These results underscore the resilience and strength of our franchise and our continued focus on creating long-term value for our shareholders. As we move forward, we remain committed on delivering consistent financial performance while continuing to invest in our customers, employees, and the communities we serve.” concluded Mr. Champi.

In addition to evaluating its results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), Peoples routinely supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible stockholders’ equity, core net income, and tax-equivalent net interest income and related ratios, among others. The reported results included in this release contain items, which Peoples considers non-core, namely net gains and losses on the sale of available for sale investment securities and acquisition-related expenses. Peoples believes the reported non-GAAP financial measures provide information useful to investors in understanding its operating performance and trends. Where non-GAAP disclosures are used in this press release, a reconciliation to the comparable GAAP measure is provided in the accompanying tables. The non-GAAP financial measures Peoples uses may differ from the non-GAAP financial measures of other financial institutions and should not be viewed as a substitute for GAAP.

NOTABLES

●	On a linked quarter basis, total loans increased $60.7 million, or 5.6% annualized, to $4.4 billion as of September 30, 2026, from $4.3 billion as of June 30, 2026, and increased $347.1 million, or 8.6% annualized, from $4.0 billion as of September 30, 2025.
●	Nonperforming assets were $10.3 million as of September 30, 2026, an improvement of $4.4 million from $14.7 million as of June 30, 2026, and $6.5 million from $16.8 million at September 30, 2025. Nonperforming assets represented 0.24% of loans, net and foreclosed assets as of September 30, 2026, versus 0.34% and 0.42% of loans, net and foreclosed assets as of June 30, 2026 and September 30, 2025, respectively.

●	On a linked quarter basis, total deposits increased $163.3 million, or 14.4% annualized, to $4.7 billion as of September 30, 2026, from $4.5 billion as of June 30, 2026, and increased $382.4 million, or 8.9%, from $4.3 billion as of September 30, 2025.
●	Book value per common share at September 30, 2026, increased $1.92 to $52.87 from $50.95 at September 30, 2025. Tangible book value per common share, a non-GAAP measure[1], increased $2.52 to $42.95 at September 30, 2026, compared to $40.43 at September 30, 2025.

41.2 million INCOME STATEMENT REVIEW

●	Net income increased $3.9 million, or 25.5%, to $19.1 million from $15.2 million in the year ago quarter and $4.3 million, or 29.2%, from $14.8 million for the three months ending June 30, 2026. Net income increased to $48.7 million, or 3.1%, from $47.2 million for the nine months ending September 30, 2026, and 2025, respectively.
●	Net interest margin (“NIM”), calculated on a fully taxable equivalent (“FTE”) basis, a non-GAAP measure[1], for the three months ended September 30, 2026, improved 26 basis points to 3.80% as compared to 3.54% for the three months ended September 30, 2025, but contracted 2 basis points from 3.82% for the three months ended June 30, 2026. For the nine months ended September 30, the FTE NIM, a non-GAAP measure[1], improved 19 basis points to 3.77% in 2026 from 3.58% in 2025.
●	The FTE yield on interest-earning assets, a non-GAAP measure[1], for the three months ended September 30, 2026, increased 15 basis points to 5.71% from 5.56% from the three months ended September 30, 2025, and increased 7 basis points from 5.64% for the three months ended June 30, 2026. For the nine months ended September 30, 2026, the FTE yield on interest-earning assets, a non-GAAP measure[1], was 5.62%, an increase of 4 basis points from 5.58% for the nine months ended September 30, 2025.
●	The cost of funds, which represents the average rate paid on total interest-bearing liabilities, decreased 15 basis points to 2.49% from 2.64% for the three months ended September 30, 2026, and 2025 respectively. The cost of funds increased 9 basis points from 2.40% from the three months ended June 30, 2026. For the nine-month periods ended September 30, the cost of funds was 2.43% in 2026, a reduction of 18 basis points compared to 2.61% for 2025.
●	The cost of interest-bearing deposits decreased 13 basis points to 2.26% for the three months ended September 30, 2026, from 2.39% as of the three months ended September 30, 2025, but increased 12 basis points from 2.14% for the three months ended June 30, 2026. For the nine months ended September 30, 2026, the cost of interest-bearing deposits decreased 23 basis points to 2.19% from 2.42% for the same nine months of 2025.
●	The cost of total deposits, which includes the impact of noninterest-bearing deposits, was 1.79% for the third quarter of 2026, a decrease of 9 basis points from 1.88% for the third quarter of 2025. However, the cost of total deposits increased 11 basis points compared to 1.68% for the second quarter of 2026. The cost of deposits for the nine months ended September 30, 2026, was 1.72%, a decrease of 20 basis points from 1.92% for the comparable period of 2025.

Third Quarter 2026 Results – Comparison to Second Quarter 2026 and Third Quarter 2025

Net interest income increased $6.1 million to $47.3 million for the third quarter of 2026, compared to $41.2 million for the prior year third quarter. FTE net interest income, a non-GAAP measure1, increased $6.4 million to $48.3 million as of September 30, 2026, from $41.9 million at September 30, 2025. Specifically, the increase in FTE net interest income, a non-GAAP measure1, resulted largely from a $6.5 million increase in FTE interest income, while interest expense increased modestly by $0.2 million. The increase in interest income reflected improved earning asset yields and an increase in loan volume, while lower deposit and borrowing costs almost entirely offset the impact of growth in interest-bearing liabilities on interest expense. Linked quarter net interest income increased $1.7 million from $45.6 million at June 30, 2026. FTE net interest income for the linked quarters increased $1.8 million from $46.5 million in June 2026, which was due to a $3.8 million increase in FTE interest income, partially offset by a $2.0 million increase in interest expense. The linked quarters saw increases in funding costs as the Company utilized CD specials, brokered deposits and FHLB advances to fund loan growth.

1 See reconciliation of non-GAAP financial measures on pg.13-14.

For the three months ended September 30, 2026, the Company recorded a benefit for credit losses of $1.1 million, compared to a benefit of $0.8 million for the same period in 2025, and a provision of $3.1 million for the second quarter of 2026. The reduction in credit provisioning reflected improved asset quality metrics, seasoning of the equipment loan segment and lower specific reserves resulting from the successful resolution of nonperforming loans.

Noninterest income was $5.7 million and $5.5 million for the three months ended September 30, 2026, and 2025, respectively. The Company recorded a loss on the sales of administrative offices of $0.6 million in the third quarter of 2025. There were no such losses recorded during the third quarter of 2026. Non-interest income decreased $0.8 million from $6.5 million for the linked quarter ending June 30, 2026, primarily due to decreases in merchant services and service charges and the absence of the $0.3 million gain on the sale of a branch property that was part of a sale/leaseback transaction in the second quarter of 2026.

The current quarter’s non-interest expense increased $3.0 million to $31.7 million from the prior year’s same quarter non-interest expense of $28.7 million. Salaries and employee benefits increased $1.5 million associated with merit increases, staff additions, and higher benefit costs. Other expenses increased $1.1 million primarily due to increases in corporate business development and professional fees. Noninterest expense increased by $1.1 million from $30.6 million for the quarter ended June 30, 2026. Salaries increased $0.5 million, which primarily reflected staff additions and higher stock-based compensation expenses. Occupancy and equipment expenses increased $0.4 million resulting from higher data processing expenses. The efficiency ratio, a non-GAAP measure1, was 56.12% for the quarter ended September 30, 2026, an increase as compared to 55.16% for the linked quarter ended June 30, 2026, but an improvement from 56.52% from the prior year quarter ended September 30, 2025.

Income tax expense was $3.3 million for the three months ended September 30, 2026, compared to $3.6 million for the three months ended September 30, 2025, and $3.6 million for the three months ended June 30, 2026. The effective tax rate was 14.6% for the three months ended September 30, 2026, 19.1% for the quarter ended September 30, 2025, and 19.6% for the three months ended June 30, 2026. The decrease in the effective tax rate for the current quarter was largely due to the purchase of 2025 federal tax credits during the three months ended September 30, 2026, which reduced income tax expense by $1.2 million.

Nine-Month Results – Comparison to Prior Year First Nine Months

Net interest income for the nine months ended September 30, 2026, increased $12.9 million to $135.8 million from $122.9 million for the nine months ended September 30, 2025. On an FTE basis, net interest income for the nine months ended September 30, 2026, increased $13.4 million to $138.5 million from $125.1 million for the nine months ended September 30, 2025. The increase in FTE net interest income was due to an $11.6 million increase in tax-equivalent interest income, a non-GAAP measure1, coupled with a $1.8 million decrease in interest expense. The Company’s net interest spread widened 22 basis points to 3.19% for the nine months ended September 30, 2026 from 2.97% for the same nine-month period of 2025. Additionally, comparing the nine months ended September 30, 2026 and 2025, the Company’s FTE net interest margin improved by 19 basis points to 3.77% from 3.58%, respectively.

The increase in fully tax-equivalent interest income was driven primarily by higher earning asset balances, particularly taxable loans, and by higher balances and yields on tax-exempt investment securities. Lower overall FTE yields, mainly on taxable investments, partially offset these benefits.

Total average earning assets increased $241.4 million to $4.9 billion for the nine months ended September 30, 2026, from $4.7 billion for the same nine months of 2025. Average taxable loans increased $245.4 million to $4.0 billion from $3.7 billion comparing the nine months ended September 30, 2026, and 2025, respectively. The yield on taxable loans decreased 10 basis points to 6.03% from 6.13% between the two periods, which primarily reflected a 75 basis point reduction in the prime rate during the second half of 2025 offset slightly by the increase of 25 basis points in September 2026. Accretion associated with purchase accounting fair value discounts on purchased loans was $9.5 million for the nine months ended September 30, 2026, compared to $12.2 million for the same period of 2025. Average tax-exempt investments totaled $157.6 million for the nine months ended September 30, 2026, an increase of $66.7 million from $90.9 million for the same nine-month period ended September 30, 2025, while taxable investments averaged $430.9 million at September 30, 2026, compared to $549.8 million at September 30, 2025. Average interest earning deposits increased by $58.1 million to $100.9 million at September 30, 2026, from $42.8 million at September 30, 2025. The FTE

1 See reconciliation of non-GAAP financial measures on pg.13-14.

yield on investments increased 76 basis points to 3.87% for the nine months ended September 30, 2026, from 3.11% for the same nine months of 2025.

Interest expense decreased $1.8 million to $68.2 million for the nine months ended September 30, 2026, compared with $70.0 million for the same period in 2025, primarily due to lower average deposit rates overall, coupled with a reduction in average small dollar time deposits, which offset net balance increases in the non-maturing deposit portfolio. These benefits were partially offset by higher average balances on borrowings and subordinated debt exceeding reductions in borrowing rates. The average rate paid on interest-bearing deposits decreased 23 basis points to 2.19% from 2.42%, reflecting lower market rates in 2026 in addition to lower costs related to interest bearing demand accounts when compared to 2025.

Average small dollar time deposits, which include brokered deposits, decreased $68.5 million to $321.3 million, for the nine months ended September 30, 2026, from $389.8 million for the nine months ended September 30, 2025. The average rate paid for small dollar time deposits decreased 53 basis points to 3.29% from 3.82% for the nine months ended September 30, 2026, and 2025, respectively, partially the result of a reduction of $50.9 million in average brokered deposits, which the Company let roll off at maturity. These higher-costing deposits were replaced with lower cost non-maturing deposits and borrowings. Average subordinated debt increased $25.9 million to $83.3 million for the nine months ended September 30, 2026, from $57.4 million for the same period in 2025, while the average rate paid on subordinated debt increased 93 basis points to 8.42% from 7.49% for the periods ended September 30, 2026, and 2025, respectively, due to a net new issuance of subordinated debt in the second quarter of 2025 in the amount of $52 million.

For the nine months ended September 30, 2026, the provision for credit losses was $3.3 million, an increase of $4.2 million from a $0.9 million benefit recorded for the same nine months of 2025. The increase in loan provisioning in the first nine months of 2026 was primarily impacted by significant loan growth, while the benefit in the first nine months of the prior year reflected reductions in non-accrual assets and declines in model loss rates.

Noninterest income was $19.1 million and $18.0 million for the nine months ended September 30, 2026, and 2025, respectively. The $1.1 million increase in noninterest income was primarily due to increases in interest rate swap income of $0.6 million, along with combined net gains of $0.5 million on the sale of investment securities available for sale, a $0.3 million gain on the sale and market value appreciation of equity securities and a $0.4 million increase in mortgage banking income, partially offset by a decrease in service charge, fee, and commission income of $0.7 million. The current nine-month period ended September 30, 2026, includes a gain on the sale of a branch property of $0.3 million that was part of the aforementioned sale/leaseback transaction. The comparable prior year period included a loss of $0.6 million on the sales of administrative offices, offset by gain of $0.7 million on the sale of the Company’s former corporate headquarters in Scranton, PA.

Noninterest expense increased $7.9 million to $92.2 million for the nine months ended September 30, 2026, from $84.3 million for the nine months ended September 30, 2025. This increase is primarily due to increases in salaries and employee benefits expenses, occupancy and equipment expenses, and other expenses. Salaries and employee benefits expense was $45.2 million for the nine months ended September 30, 2026, compared to $41.4 million for the same nine months in 2025. The $3.8 million increase resulted primarily from annual merit increases, staff additions and higher health insurance costs. Net occupancy and equipment expenses were $22.7 million for the first nine months of 2026, an increase of $2.6 million from $20.1 million for the same nine-month period in 2025. The increase was largely caused by higher rent expenses associated with the new corporate headquarters and increases in data processing expenses related to the implementation of an on-line account opening platform. Other expenses increased $2.6 million to $17.7 million from $15.1 million for the nine months ending September 30, 2025. This increase in other expenses includes an increase in advertising, corporate business development, and legal expenses. The efficiency ratio, a non-GAAP measure1, was 56.10% in 2026 and 55.38% for the nine months ended September 30, 2026, and 2025, respectively.

Income tax expense was $10.7 million for the nine months ended September 30, 2026, compared to $10.3 million for the nine months ended September 30, 2025. The effective tax rate was 18.0% for the nine months ended September 30, 2026, and 17.9% in the prior year’s same nine-month period.

BALANCE SHEET REVIEW

Total loans were $4.4 billion at September 30, 2026, an increase of $60.7 million compared to $4.3 billion at June 30, 2026, and an increase of $347.1 million compared to $4.0 billion at September 30, 2025. Comparing September 30, 2026, and 2025, the Company saw strong demand in all markets for commercial and residential real estate loans, commercial and industrial loans, and municipal loans, with decreases seen in the Company’s equipment financing and indirect auto loan portfolio. Comparing September 30, 2026, to June 30, 2026, increases were observed in the commercial and industrial portfolio and in the commercial and residential real estate portfolio. Consumer loans and the equipment financing portfolios were relatively flat, while the indirect auto portfolio decreased.

Total investments were $510.2 million at September 30, 2026, compared to $529.6 million at June 30, 2026, and $610.3 million at September 30, 2025. At September 30, 2026, available for sale securities totaled $440.8 million, a decrease of $17.3 million from $458.1 million at June 30, 2026, and a decrease of $93.7 million from $534.5 million at September 30, 2025. Held to maturity securities totaled $66.7 million at September 30, 2026, a decrease of $2.1 million from $68.8 million at June 30, 2026, and a decrease of $6.6 million from $73.3 million at September 30, 2025. Due to strong loan demand, cash flows from repayments of investment securities and a portion of the proceeds from sales of investments during the first three months of 2026 were redirected and used to fund loan growth.

Total deposits were $4.7 billion at September 30, 2026, an increase of $163.3 million from $4.5 billion at June 30, 2026, and an increase of $382.4 million from $4.3 billion at September 30, 2025. Noninterest-bearing deposits increased $24.5 million to $971.0 million at September 30, 2026, from $946.5 million at June 30, 2026, and increased $59.1 million from $912.0 million at September 30, 2025. Interest-bearing deposits increased $138.7 million to $3.7 billion from $3.6 billion at June 30, 2026, and increased $323.4 million from $3.4 billion at September 30, 2025, primarily reflecting a strategic deposit growth effort which offset a decrease in brokered deposits. Brokered deposits represented 5.4% of total deposits at September 30, 2026, and 7.7% of total deposits at June 30, 2026, compared with 3.9% at September 30, 2025. Approximately 34.8% of deposits were uninsured at September 30, 2026, compared with 31.0% uninsured at June 30, 2026, and 32.3% at September 30, 2025.

The Company maintained a strong capital position at September 30, 2026. Stockholders’ equity equaled $529.3 million or $52.87 per share at September 30, 2026, compared to $536.2 million or $53.56 per share at June 30, 2026, and $509.3 million, or $50.95 per share at September 30, 2025. Stockholders’ equity was impacted by net income, offset by dividends to shareholders and an increase in accumulated other comprehensive loss primarily due to market rate adjustments related to available for sale investments.

Tangible book value, a non-GAAP measure1 was $42.95 per share at September 30, 2026, $43.51 per share at June 30, 2026, and $40.43 at September 30, 2025. The Company declared quarterly dividends of $0.625 for each quarter of 2026 and $0.6175 for the quarter ending September 30, 2025. Dividends for the year totaled $1.875 per share for 2026 and $1.853 per share for 2025.

ASSET QUALITY REVIEW

The Company experienced strong improvement in asset quality during the three- and nine-month periods of 2026. Nonperforming assets, which include nonperforming loans, loans past due 90 days or more and still accruing, and foreclosed assets, were $10.3 million or 0.24% of loans, net and foreclosed assets, at September 30, 2026, a $4.4 million decrease compared to $14.7 million, or 0.34% of loans, net and foreclosed assets at June 30, 2026. The linked-quarter decrease was primarily due to favorable resolutions of several nonaccrual assets during the third quarter of 2026. In comparison to the prior year period, nonperforming assets decreased $6.5 million from $16.8 million, or 0.42% of loans, net and foreclosed assets at September 30, 2025, primarily reflecting a $4.3 million reduction in nonaccrual loans and the final resolution of a foreclosed property. Nonperforming assets represented 0.19% of total assets at September 30, 2026, compared to 0.27% at June 30, 2026, and 0.33% at September 30, 2025.

During the three months ended September 30, 2026, net charge-offs were $0.4 million and the benefit for credit losses was $1.1 million, compared to net charge-offs of $0.2 million and a benefit for credit losses of $0.8 million for the same period of 2025. For the nine months ended September 30, 2026, net charge-offs were $1.6 million and the provision for credit losses was $3.3 million, compared to net charge-offs of $1.1 million and a benefit for credit losses of $0.9 million for the same nine months of 2025. The allowance for credit losses equaled $40.8 million or 0.93% of loans, net, as of September 30, 2026, compared to $42.3 million or 0.98% of loans, net, as of June 30, 2026, and $39.8 million or 0.99% of loans, net as of September 30, 2025.

1 See reconciliation of non-GAAP financial measures on pg.13-14.

About Peoples:

Peoples Financial Services Corp. is the bank holding company of Peoples Security Bank and Trust Company, an independent community bank serving its retail and commercial customers through 40 full-service community banking offices located within Allegheny, Bucks, Lackawanna, Lancaster, Lebanon, Lehigh, Luzerne, Monroe, Montgomery, Northampton, Susquehanna, Wayne and Wyoming Counties in Pennsylvania, Middlesex County in New Jersey and Broome County in New York. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations, and government entities. Peoples’ business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, and local and timely decision making. For more information visit psbt.com.

SOURCE: Peoples Financial Services Corp.
/Contact:	MEDIA/INVESTORS, James M. Bone, Jr., CPA, Executive Vice President and Chief Financial Officer, 570.348.6419 or james.bone@psbt.com
Co:	Peoples Financial Services Corp.
St:	Pennsylvania
In:	Fin

Safe Harbor Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to risks and uncertainties. These statements are based on assumptions and may describe future plans, strategies and expectations of Peoples Financial Services Corp. and its subsidiaries (the “Company”) that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. All statements in this release, other than statements of historical facts, are forward-looking statements.

The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements include, but are not limited to: changes in interest rates, including their effect on the Company’s investment values; impairment charges relating to the Company’s investment portfolio; credit risks in connection with the Company’s lending activities; the Company’s exposure to commercial and industrial, construction, commercial real estate, and equipment finance loans; the Company’s ability to maintain an adequate allowance for credit losses; access to liquidity; the strength of the Company’s customer deposit levels; unrealized losses; reliance on the Company’s subsidiaries; accounting procedures, policies and requirements; changes in the value of goodwill; the Company’s ability to attract and retain key personnel; the strength of the Company’s disclosure controls and procedures and internal controls over financial reporting; potential for errors, omissions or fraud; environmental liabilities; reliance on third-party vendors and service providers; the Company’s ability to compete effectively in the Company’s industry and within the Company’s market area, including with respect to competition from financial technology companies and non-bank entities; the development and use of artificial intelligence (“AI”) in business processes, services, and products, including emerging focus among regulators and other officials related to risks in connection with the development and use of AI; the Company’s ability to prevent, detect and respond to cybersecurity threats and incidents; a failure of information technology, whether due to a breach, cybersecurity incident, or ability to keep pace with growth and developments; the Company’s ability to comply with privacy and data protection requirements; changes in U.S. or regional economic conditions; the soundness of other financial institutions; changes in laws and regulations; geopolitical instability, including wars and other conflicts; fiscal and monetary policies of the federal government and its agencies; a failure to meet minimum capital requirements; the Company’s ability to realize the anticipated benefits of future acquisitions or a change in control; and the Company’s ability to pay dividends. Additional factors that may affect the Company’s results are discussed in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

[TABULAR MATERIAL FOLLOWS]

Summary Data

Peoples Financial Services Corp.

Three Quarter and Nine-Month Trend (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	Sept 30	June 30	Sept 30	Sept 30	Sept 30
	2026	2026	2025	2026	2025
Key performance data:
Share and per share amounts:
Net income - diluted	$1.90	$1.48	$1.51	$4.85	$4.69
Core net income (1)	$1.90	$1.48	$1.51	$4.81	$4.71
Cash dividends declared	$0.6250	$0.6250	$0.6175	$1.8750	$1.8525
Book value	$52.87	$53.56	$50.95	$52.87	$50.95
Tangible book value (1)	$42.95	$43.51	$40.43	$42.95	$40.43
Market value:
High	$73.37	$67.75	$53.69	$73.37	$54.20
Low	$64.85	$52.63	$46.90	$47.39	$38.90
Closing	$67.36	$66.37	$48.61	$67.36	$48.61
Market capitalization	$674,423	$664,388	$485,837	$674,423	$485,837
Common shares outstanding	10,012,216	10,010,367	9,994,595	10,012,216	9,994,595
Selected ratios:
Return on average stockholders’ equity (2)	14.07%	11.10%	12.02%	12.16%	12.86%
Core return on average stockholders’ equity (1)(2)	14.07%	11.10%	12.03%	12.06%	12.91%
Return on average tangible stockholders’ equity (1)(2)	17.28%	13.70%	15.24%	15.01%	16.47%
Core return on average tangible stockholders’ equity (1)(2)	17.28%	13.70%	15.25%	14.88%	16.54%
Return on average assets (2)	1.41%	1.13%	1.19%	1.23%	1.25%
Core return on average assets (1)(2)	1.41%	1.13%	1.19%	1.22%	1.26%
Stockholders’ equity to total assets	9.52%	9.86%	9.87%	9.52%	9.87%
Efficiency ratio (1)(3)	56.12%	55.16%	56.52%	56.10%	55.38%
Nonperforming assets to loans, net, and foreclosed assets	0.24%	0.34%	0.42%	0.24%	0.42%
Nonperforming assets to total assets	0.19%	0.27%	0.33%	0.19%	0.33%
Net charge-offs to average loans, net (2)	0.04%	0.04%	0.02%	0.05%	0.04%
Allowance for credit losses to loans, net	0.93%	0.98%	0.99%	0.93%	0.99%
Interest earning assets yield (FTE) (4)	5.71%	5.64%	5.56%	5.62%	5.58%
Cost of funds	2.49%	2.40%	2.64%	2.43%	2.61%
Net interest spread (FTE) (4)	3.22%	3.24%	2.92%	3.19%	2.97%
Net interest margin (FTE) (1)(4)	3.80%	3.82%	3.54%	3.77%	3.58%

(1)	See Reconciliation of Non-GAAP Financial Measures on pages 13-14.
(2)	Presented on an annualized basis.
(3)	Total noninterest expense less amortization of intangible assets and acquisition related expenses, divided by tax-equivalent net interest income and noninterest income less net gains (losses) on investment securities AFS and net (losses) gains on sales of fixed assets.
(4)	Tax-equivalent adjustments were calculated using the federal statutory tax rate prevailing during the indicated periods of 21%.

Peoples Financial Services Corp.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Sept 30	June 30	Sept 30	Sept 30	Sept 30
	2026	2026	2025	2026	2025
Interest income:
Interest and fees on loans:
Taxable	$62,663	$59,483	$57,621	$178,462	$170,292
Tax-exempt	2,345	2,155	2,151	6,568	6,698
Interest and dividends on investment securities:
Taxable	3,497	3,926	4,335	11,458	13,073
Tax-exempt	1,301	1,261	537	3,695	1,332
Dividends	342	305	47	906	128
Interest on interest-bearing deposits in other banks	1,308	622	473	2,823	1,402
Total interest income	71,456	67,752	65,164	203,912	192,925
Interest expense:
Interest on deposits	20,461	18,188	20,194	56,788	61,344
Interest on short-term borrowings	149	536	341	1,057	976
Interest on long-term debt	1,633	1,500	1,509	4,537	3,897
Interest on subordinated debt	1,749	1,750	1,748	5,248	3,217
Interest on junior subordinated debt	177	174	189	524	563
Total interest expense	24,169	22,148	23,981	68,154	69,997
Net interest income	47,287	45,604	41,183	135,758	122,928
(Benefit) provision for credit losses	(1,148)	3,105	(838)	3,344	(877)
Net interest income after (benefit) provision for credit losses	48,435	42,499	42,021	132,414	123,805
Noninterest income:
Service charges, fees, commissions and other	3,190	3,411	3,386	9,758	10,454
Merchant services income	217	489	321	886	1,136
Commissions and fees on fiduciary activities	644	588	607	1,783	1,707
Wealth management income	875	753	950	2,274	2,219
Mortgage banking income	213	302	148	756	387
Increase in cash surrender value of life insurance	525	500	543	1,522	1,604
Interest rate swap income	170	187	182	1,017	389
Net (losses) gains on equity investments	(155)	33	(21)	334	43
Net gains on sale of investment securities available for sale				510
Net gains (losses) on sale of fixed assets		271	(615)	271	65
Total noninterest income	5,679	6,534	5,501	19,111	18,004
Noninterest expense:
Salaries and employee benefits expense	15,616	15,087	14,128	45,220	41,370
Net occupancy and equipment expense	7,672	7,338	7,221	22,685	20,115
Acquisition related expenses			16		236
Amortization of intangible assets	1,349	1,518	1,515	4,384	4,882
FDIC insurance and assessments	744	709	607	2,209	2,605
Other expenses	6,323	5,958	5,191	17,679	15,085
Total noninterest expense	31,704	30,610	28,678	92,177	84,293
Income before income taxes	22,410	18,423	18,844	59,348	57,516
Income tax expense	3,279	3,618	3,598	10,665	10,305
Net income	$19,131	$14,805	$15,246	$48,683	$47,211
Other comprehensive (loss) income:
Unrealized (losses) gains on investment securities available for sale	$(26,009)	$2,431	$7,415	$(26,961)	$14,846
Reclassification adjustment for net gains on available for sale securities included in net income				(510)
Change in derivative fair value	53	80	18	289	(114)
Income tax (benefit) expense related to other comprehensive (loss) income	(5,691)	551	1,621	(5,960)	3,213
Other comprehensive (loss) income, net of income tax (benefit) expense	(20,265)	1,960	5,812	(21,222)	11,519
Comprehensive (loss) income	$(1,134)	$16,765	$21,058	$27,461	$58,730
Share and per share amounts:
Net income - basic	$1.91	$1.48	$1.53	$4.86	$4.72
Net income - diluted	1.90	1.48	1.51	4.85	4.69
Cash dividends declared	$0.6250	$0.6250	$0.6175	$1.8750	$1.8525
Average common shares outstanding - basic	10,011,287	10,010,529	9,994,629	10,008,270	9,994,175
Average common shares outstanding - diluted	10,050,247	10,036,037	10,086,915	10,042,560	10,070,947

Peoples Financial Services Corp.

Net Interest Margin (Unaudited)

(In thousands, fully taxable equivalent basis)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Inc./Exp.	Rate	Balance	Inc./Exp.	Rate	Balance	Inc./Exp.	Rate
Assets:
Earning assets:
Loans:
Taxable	$4,043,501	$62,663	6.15%	$3,973,583	$59,483	6.00%	$3,736,269	$57,621	6.12%
Tax-exempt	280,483	2,968	4.20	263,731	2,728	4.15	269,757	2,722	4.00
Total loans	4,323,984	65,631	6.02	4,237,314	62,211	5.89	4,006,026	60,343	5.98
Investments:
Taxable	409,260	3,839	3.72	422,646	4,231	4.02	553,151	4,382	3.14
Tax-exempt	162,824	1,647	4.01	160,117	1,596	4.00	98,608	680	2.74
Total investments	572,084	5,486	3.80	582,763	5,827	4.01	651,759	5,062	3.08
Interest-earning deposits	137,421	1,308	3.78	67,064	622	3.72	42,884	473	4.38
Total earning assets	5,033,489	72,425	5.71%	4,887,141	68,660	5.64%	4,700,669	65,878	5.56%
Less: allowance for credit losses	43,258			40,521			41,576
Other assets	410,309			401,762			408,385
Total assets	$5,400,540			$5,248,382			$5,067,478
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Money market accounts	$1,029,932	$6,911	2.66%	$1,034,838	$6,673	2.59%	$986,100	$7,542	3.03%
Interest-bearing demand and NOW accounts	1,213,719	5,906	1.93	1,213,141	5,825	1.93	1,181,655	6,271	2.11
Savings accounts	508,203	498	0.39	511,202	466	0.37	496,256	389	0.31
Time deposits less than $100	402,067	3,509	3.46	290,045	2,297	3.18	341,825	2,923	3.39
Time deposits $100 or more	430,194	3,637	3.35	365,167	2,927	3.22	347,723	3,069	3.50
Total interest-bearing deposits	3,584,115	20,461	2.26	3,414,393	18,188	2.14	3,353,559	20,194	2.39
Short-term borrowings	15,816	149	3.74	56,166	536	3.83	29,208	341	4.63
Long-term debt	158,373	1,633	4.09	145,346	1,500	4.14	129,524	1,509	4.62
Subordinated debt	83,440	1,749	8.32	83,334	1,750	8.42	83,149	1,748	8.34
Junior subordinated debt	8,205	177	8.56	8,177	174	8.54	8,098	189	9.26
Total borrowings	265,834	3,708	5.53	293,023	3,960	5.42	249,979	3,787	6.01
Total interest-bearing liabilities	3,849,949	24,169	2.49%	3,707,416	22,148	2.40%	3,603,538	23,981	2.64%
Noninterest-bearing deposits	943,352			940,512			905,385
Other liabilities	67,964			65,432			55,530
Stockholders’ equity	539,275			535,022			503,025
Total liabilities and stockholders’ equity	$5,400,540			$5,248,382			$5,067,478
Net interest income/spread		$48,256	3.22%		$46,512	3.24%		$41,897	2.92%
Net interest margin			3.80%			3.82%			3.54%
Tax-equivalent adjustments:
Loans		$623			$573			$571
Investments		346			335			143
Total adjustments		$969			$908			$714

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Averages for earning assets include nonaccrual loans. Investment averages include available for sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 21%.

Peoples Financial Services Corp.

Net Interest Margin (Unaudited)

(In thousands, fully taxable equivalent basis)

	Nine Months Ended
	September 30, 2026			September 30, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning assets:
Loans:
Taxable	$3,959,564	$178,462	6.03%	$3,714,153	$170,292	6.13%
Tax-exempt	267,733	8,314	4.15	277,533	8,478	4.08
Total loans	4,227,297	186,776	5.91	3,991,686	178,770	5.99
Investments:
Taxable	430,876	12,364	3.84	549,818	13,201	3.21
Tax-exempt	157,595	4,677	3.97	90,902	1,686	2.48
Total investments	588,471	17,041	3.87	640,720	14,887	3.11
Interest-earning deposits	100,859	2,823	3.74	42,798	1,402	4.38
Total earning assets	4,916,627	206,640	5.62%	4,675,204	195,059	5.58%
Less: allowance for credit losses	41,097			41,830
Other assets	404,000			399,098
Total assets	$5,279,530			$5,032,472
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Money market accounts	$1,028,456	$20,055	2.61%	$953,679	$21,104	2.96%
Interest-bearing demand and NOW accounts	1,216,929	17,669	1.94	1,191,733	18,568	2.08
Savings accounts	507,872	1,385	0.36	498,998	1,127	0.30
Time deposits less than $100	321,281	7,915	3.29	389,807	11,142	3.82
Time deposits $100 or more	393,232	9,764	3.32	353,753	9,403	3.55
Total interest-bearing deposits	3,467,770	56,788	2.19	3,387,970	61,344	2.42
Short-term borrowings	36,968	1,057	3.82	28,357	976	4.60
Long-term debt	145,992	4,537	4.15	109,569	3,897	4.76
Subordinated debt	83,333	5,248	8.42	57,440	3,217	7.49
Junior subordinated debt	8,178	524	8.57	8,075	563	9.32
Total borrowings	274,471	11,366	5.54	203,441	8,653	5.69
Total interest-bearing liabilities	3,742,241	68,154	2.43%	3,591,411	69,997	2.61%
Noninterest-bearing deposits	937,900			892,661
Other liabilities	64,147			57,466
Stockholders’ equity	535,242			490,934
Total liabilities and stockholders’ equity	$5,279,530			$5,032,472
Net interest income/spread		$138,486	3.19%		$125,062	2.97%
Net interest margin			3.77%			3.58%
Tax-equivalent adjustments:
Loans		$1,746			$1,780
Investments		982			354
Total adjustments		$2,728			$2,134

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Averages for earning assets include nonaccrual loans. Investment averages include available for sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 21%.

Peoples Financial Services Corp.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Sept 30	June 30	Sept 30
At period end	2026	2026	2025
Assets:
Cash and due from banks	$76,557	$74,930	$62,133
Interest-bearing balances in other banks	228,404	181,320	117,790
Investment securities:
Available for sale	440,827	458,144	534,521
Held to maturity	66,739	68,723	73,286
Equity investments at fair value	2,592	2,748	2,473
Total investments	510,158	529,615	610,280
Loans held for sale	1,412	718	816
Loans	4,363,480	4,302,821	4,016,367
Less: allowance for credit losses	40,780	42,311	39,843
Net loans	4,322,700	4,260,510	3,976,524
Goodwill	75,986	75,986	75,986
Premises and equipment, net	88,635	79,523	77,009
Bank owned life insurance	83,644	83,124	88,175
Deferred tax assets	30,589	25,905	30,025
Accrued interest receivable	18,316	17,770	16,995
Other intangible assets, net	23,254	24,622	29,239
Other assets	99,655	86,523	74,664
Total assets	$5,559,310	$5,440,546	$5,159,636
Liabilities:
Deposits:
Noninterest-bearing	$971,070	$946,528	$912,044
Interest-bearing	3,701,067	3,562,324	3,377,687
Total deposits	4,672,137	4,508,852	4,289,731
Short-term borrowings	19,720	85,331	76,310
Long-term debt	160,139	154,472	137,029
Subordinated debt	83,494	83,392	83,111
Junior subordinated debt	8,223	8,194	8,114
Accrued interest payable	8,619	4,727	7,976
Other liabilities	77,678	59,393	48,105
Total liabilities	5,030,010	4,904,361	4,650,376
Stockholders’ equity:
Common stock	20,057	20,053	20,015
Capital surplus	251,720	251,224	250,735
Retained earnings	303,436	290,556	267,686
Accumulated other comprehensive loss	(45,913)	(25,648)	(29,176)
Total stockholders’ equity	529,300	536,185	509,260
Total liabilities and stockholders’ equity	$5,559,310	$5,440,546	$5,159,636

Book value per common share	$52.87	$53.56	$50.95
Tangible book value per common share (1)	$42.95	$43.51	$40.43
(1)	See Reconciliation of Non-GAAP Financial Measures on pages 13-14.

Peoples Financial Services Corp.

Loan and Asset Quality Data (Unaudited)

(In thousands)

	Sept 30	June 30	Sept 30
At period end	2026	2026	2025
Commercial and industrial	$729,735	$712,705	$664,615
Municipal	205,792	200,552	196,469
Real estate
Commercial	2,512,967	2,490,510	2,278,746
Residential	658,698	640,000	588,519
Total real estate	3,171,665	3,130,510	2,867,265
Consumer
Indirect auto	81,023	82,721	100,298
Consumer other	16,172	16,775	14,212
Total consumer	97,195	99,496	114,510
Equipment financing	159,093	159,558	173,508
Total	$4,363,480	$4,302,821	$4,016,367

	Sept 30	June 30	Sept 30
At period end	2026	2026	2025
Nonperforming assets:
Nonaccrual/restructured loans	$10,069	$13,667	$14,386
Accruing loans past due 90 days or more	230	451	886
Foreclosed assets		630	1,541
Total nonperforming assets	$10,299	$14,748	$16,813

	Sept 30	June 30	Sept 30
Three months ended	2026	2026	2025
Allowance for credit losses:
Beginning balance	$42,311	$39,586	$40,890
Charge-offs	541	697	489
Recoveries	158	317	280
(Benefit) provision for credit losses	(1,148)	3,105	(838)
Ending balance	$40,780	$42,311	$39,843

Peoples Financial Services Corp.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	Sept 30	June 30	Sept 30	Sept 30	Sept 30
	2026	2026	2025	2026	2025
Core net income per share:
Net income GAAP	$19,131	$14,805	$15,246	$48,683	$47,211
Adjustments:
Less: net gains on sale of available for sale securities				510
Add: net gains on sale of available for sale securities tax adjustment (1)				112
Add: acquisition related expenses			16		236
Less: acquisition related expenses tax adjustment (1)			3		51
Core net income	$19,131	$14,805	$15,259	$48,285	$47,396
Average common shares outstanding - diluted	10,050,247	10,036,037	10,086,915	10,042,560	10,070,947
Core net income per diluted share	$1.90	$1.48	$1.51	$4.81	$4.71

Tangible book value:
Total stockholders’ equity	$529,300	$536,185	$509,260	$529,300	$509,260
Less: goodwill	75,986	75,986	75,986	75,986	75,986
Less: other intangible assets, net	23,254	24,622	29,239	23,254	29,239
Total tangible stockholders’ equity	$430,060	$435,577	$404,035	$430,060	$404,035
Common shares outstanding	10,012,216	10,010,367	9,994,595	10,012,216	9,994,595
Tangible book value per share	$42.95	$43.51	$40.43	$42.95	$40.43

Core return on average stockholders’ equity:
Net income GAAP	$19,131	$14,805	$15,246	$48,683	$47,211
Adjustments:
Less: net gains on sale of available for sale securities				510
Add: net gains on sale of available for sale securities tax adjustment (1)				112
Add: acquisition related expenses			16		236
Less: acquisition related expenses tax adjustment (1)			3		51
Core net income	$19,131	$14,805	$15,259	$48,285	$47,396
Average stockholders’ equity	$539,275	$535,022	$503,025	$535,242	$490,934
Core return on average stockholders’ equity	14.07%	11.10%	12.03%	12.06%	12.91%

Return on average tangible stockholders' equity:
Net income GAAP	$19,131	$14,805	$15,246	$48,683	$47,211
Average stockholders’ equity	$539,275	$535,022	$503,025	$535,242	$490,934
Less: goodwill and intangibles	99,974	101,482	106,111	101,526	107,736
Average tangible stockholders’ equity	$439,301	$433,540	$396,914	$433,716	$383,198
Return on average tangible stockholders’ equity	17.28%	13.70%	15.24%	15.01%	16.47%

Core return on average tangible stockholders’ equity:
Net income GAAP	$19,131	$14,805	$15,246	$48,683	$47,211
Adjustments:
Less: net gains on sale of available for sale securities				510
Add: net gains on sale of available for sale securities tax adjustment (1)				112
Add: acquisition related expenses			16		236
Less: acquisition related expenses tax adjustment (1)			3		51
Core net income	$19,131	$14,805	$15,259	$48,285	$47,396
Average stockholders’ equity	$539,275	$535,022	$503,025	$535,242	$490,934
Less: goodwill and intangibles	99,974	101,482	106,111	101,526	107,736
Average tangible stockholders’ equity	$439,301	$433,540	$396,914	$433,716	$383,198
Core return on average tangible stockholders’ equity	17.28%	13.70%	15.25%	14.88%	16.54%

Core return on average assets:
Net income GAAP	$19,131	$14,805	$15,246	$48,683	$47,211
Adjustments:
Less: net gains on sale of available for sale securities				510
Add: net gains on sale of available for sale securities tax adjustment (1)				112
Add: acquisition related expenses			16		236
Less: acquisition related expenses tax adjustment (1)			3		51
Core net income	$19,131	$14,805	$15,259	$48,285	$47,396
Average assets	$5,400,540	$5,248,382	$5,067,478	$5,279,530	$5,032,472
Core return on average assets	1.41%	1.13%	1.19%	1.22%	1.26%

(1)	Tax adjustments are calculated using the effective tax rate for the respective period.

Peoples Financial Services Corp.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

The following tables reconcile the non-GAAP financial measures of FTE net interest income for the three and nine months ended:

	Three Months Ended			Nine Months Ended
	Sept 30	June 30	Sept 30	Sept 30	Sept 30
	2026	2026	2025	2026	2025
Interest income (GAAP)	$71,456	$67,752	$65,164	$203,912	$192,925
Adjustment to FTE	969	908	714	2,728	2,134
Interest income adjusted to FTE (non-GAAP)	72,425	68,660	65,878	206,640	195,059
Interest expense	24,169	22,148	23,981	68,154	69,997
Net interest income adjusted to FTE (non-GAAP)	$48,256	$46,512	$41,897	$138,486	$125,062

The efficiency ratio is noninterest expenses, less amortization of intangible assets and acquisition related costs, as a percentage of FTE net interest income plus noninterest income. The following tables reconcile the non-GAAP financial measures of the efficiency ratio to GAAP for the three and nine months ended:

	Three Months Ended			Nine Months Ended
	Sept 30	June 30	Sept 30	Sept 30	Sept 30
	2026	2026	2025	2026	2025
Efficiency ratio (non-GAAP):
Noninterest expense (GAAP)	$31,704	$30,610	$28,678	$92,177	$84,293
Less: amortization of intangible assets expense	1,349	1,518	1,515	4,384	4,882
Less: acquisition related expenses			16		236
Adjusted noninterest expense (non-GAAP)	30,355	29,092	27,147	87,793	79,175

Net interest income (GAAP)	47,287	45,604	41,183	135,758	122,928
Plus: taxable equivalent adjustment	969	908	714	2,728	2,134
Noninterest income (GAAP)	5,679	6,534	5,501	19,111	18,004
Less: net (losses) gains on equity securities	(155)	33	(21)	334	43
Less: net gains on sale of investment securities available for sale				510
Less: net gains (losses) on sale of fixed assets		271	(615)	271	65
Net interest income (FTE) plus noninterest income (non-GAAP)	$54,090	$52,742	$48,034	$156,482	$142,958
Efficiency ratio (non-GAAP)	56.12%	55.16%	56.52%	56.10%	55.38%